EXHIBIT 99.1

Hooker Furniture Reports Higher Net Income for First Quarter Fiscal 2013

MARTINSVILLE, Va., June 4, 2012 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $51.7 million and net income of $1.0 million, or $0.09 per share, for its fiscal 2013 first quarter which began on January 30, 2012 and ended April 29, 2012, compared to $523,000, or $0.05 per share, for the comparable period last year. The higher net income was the result of decreased discounting, lower selling and administrative costs and a $760,000 bottom-line improvement in upholstery segment results.

Net sales for the first quarter of fiscal 2013 decreased $6.7 million, or 11.4% compared to $58.4 million for the same period a year ago. Unit volume declined in both of the Company's operating segments compared to the prior year quarter. The sales decrease was driven by out-of-stock positions on some key products, decreased discounting and, to a lesser extent and consistent with the Company's fiscal 2012 fourth quarter, delayed shipments due to vendor shifts from China to other countries. Lower sales volume was partially offset by increased average selling prices for both segments, due primarily to lower discounting.

"This quarter's sales results are disappointing because stock-outs on key items and groups offset the progress we have made in so many other facets of our business," said Paul B. Toms Jr., chairman and chief executive officer. "We're extremely pleased to have recorded a small operating profit in the upholstery segment this quarter. In addition, we have successfully worked through the heavy product discounting that impacted the first three quarters of last year, and ocean freight rates have stabilized at more favorable levels. The freshening of our product line has been rewarded with strong retailer acceptance of recent product introductions."

In domestic upholstery, Hooker "reduced operating losses by about 90%," Toms said. "We turned around an over $1 million operating loss in last year's first quarter to a slight profit for the upholstery segment in the current quarter," he said. A year ago, upholstery profitability was negatively impacted by the transfer of Bradington-Young's manufacturing and corporate headquarters from an older, inefficient plant in Cherryville, N.C. to a newer and more efficient factory in Hickory, N.C.

In addition to reaping the benefits of more efficient domestic production at Bradington-Young, improvements in upholstery results have also been accomplished by "purging the business of non-value added costs," said Michael Delgatti, president of Hooker Upholstery. "The introduction of creative and innovative programs and products at higher gross margins and our sales growth at Seven Seas Seating and Sam Moore have also been factors," he said.

Sam Moore Furniture, the Company's custom fabric upholstery line, grew sales approximately 9% this quarter compared to the same period a year ago, marking the fifth consecutive quarter of year-over-year sales increases.

"We believe these improvements in upholstery profitability are sustainable and that our out-of-stock challenges in imported leather and case goods are manageable," Toms said. "We have already addressed these issues by strengthening our team in Asia, which we expect will result in improved vendor performance and alignment and improved quality and delivery times. We expect our best-selling and new product inventory availability to improve by the middle of the second quarter, which will position us to regain the momentum we've lost."

Gross profit decreased in absolute terms by $111,000 to $10.9 million, but increased as a percentage of net sales to 21.1% in the fiscal 2013 first quarter, compared to $11.0 million, or 18.9% of net sales in the same period a year ago mainly as a result of decreased net sales which were negatively impacted due to the best-seller out-of-stocks discussed earlier. The decrease in net sales was partially offset by lower discounting in both segments, as well as significantly lower domestic upholstery manufacturing costs. As a percentage of net sales, gross margins increased due primarily to lower freight costs, decreased discounting and improved upholstery segment results.

Selling and administrative expenses decreased in absolute terms by $892,000 to $9.4 million, but increased as a percentage of net sales to 18.2% for the fiscal year 2013 first quarter, compared to $10.3 million, or 17.6% of net sales for the fiscal year 2012 first quarter. The increase in selling and administrative expenses as a percentage of net sales is primarily due to the decline in net sales during the fiscal 2013 first quarter. In absolute terms, selling and administrative expenses decreased primarily due to lower charitable contribution expense, lower sales and design commissions, lower bad debts expense, lower sample expense and lower salaries expense.

Operating income for the fiscal 2013 first quarter increased to $1.5 million or 3.0% of net sales as compared to $747,000, or 1.3% of net sales during the comparable 2012 quarterly period.

Cash, Inventory and Debt Levels

Cash and cash equivalents increased by $7.6 million to $48.0 million as of April 29, 2012 from $40.4 million on January 29, 2012 due principally to lower inventories and accounts receivable, which together decreased approximately $5.5 million during the quarter and increased accounts payable.

"The Company's financial and cash position remains very strong," Toms said. "We will spend down some of that cash as we rebuild inventories over the remainder of the fiscal year and through our planned capital expenditures. We are leveraging our strong financial condition by continuing to pay cash dividends to our shareholders and through the share repurchase program we announced in April."

The Company had no long-term debt at April 29, 2012 and had $13.2 million available on its $15.0 million revolving credit facility, net of $1.8 million reserved for standby letters of credit.

Business Outlook

"The spring furniture market was very strong for Hooker," Toms said. "Our attendance was up about 20% compared to a year ago, and there was a lot of excitement surrounding our new showroom. We had great reaction to many of our introductions, especially our Rhapsody casegoods and upholstery collection and our new Sam Moore fabric sofa program. However, retailers reported a marked slowing of business in March and April, which was reflected in weaker incoming orders during our first quarter. In the second quarter, we'll still be working through the temporary impact of not being able to convert our backlog into shipments, although we expect to begin shipping key collections in June. As the usually slower summer selling season progresses, we expect our in-stock position will improve steadily. It will take a little longer to regain the floor space we've lost, but we are positioning ourselves to recapture it and fully expect to in time. We don't expect a significant improvement in demand until fall, but are gratified by encouraging developments in the economy such as improvements in the housing market, stable employment and the adjustment of consumers to a 'new normal.' We expect the consumer will continue to regain confidence to spend on larger ticket, deferrable purchases but also believe the recovery will be slow and choppy."

Dividends

At its June 4, 2012 meeting, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on August 31, 2012 to shareholders of record at August 17, 2012.

Conference Call Details

Hooker Furniture will present its fiscal 2013 first quarter results via teleconference and live internet web cast on Wednesday morning, June 6th, 2012 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2011 shipments to U.S. retailers, Hooker Furniture Corporation is an 88-year old residential wood, metal and upholstered furniture resource. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale fabric occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Certain statements made in this report, other than those based on historical facts, are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials as well as transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (3) our ability to successfully implement our business plan to increase sales and improve financial performance, including possible adverse effects on our results due to material restructuring or asset impairment charges if we are unsuccessful; (4) volatility in the increased costs of imported goods, including fluctuations and increases in the prices of purchased finished goods and transportation and warehousing costs; (5) higher than expected costs associated with product quality and safety, including costs related to defective or non-compliant products as well as regulatory compliance costs related to the sale of consumer products; (6) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in the housing markets, consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) supply, transportation and distribution disruptions, particularly those affecting imported products, including the availability of shipping containers and cargo ships; (11) achieving and managing growth and change, and the risks associated with international operations, acquisitions, restructurings, and strategic alliances; (12) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (13) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (14) capital requirements and costs; and (15) competition from non-traditional outlets, such as catalogs and internet retailers and home improvement centers; changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit. Any forward looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011

Net sales	$ 51,730	$ 58,393

Cost of sales	40,808	47,360

Gross profit	10,922	11,033

Selling and administrative expenses	9,394	10,286

Operating income	1,528	747

Other income, net	44	54

Income before income taxes	1,572	801

Income tax expense	552	278

Net income	$ 1,020	$ 523

Earnings per share:
Basic	$ 0.09	$ 0.05
Diluted	$ 0.09	$ 0.05

Weighted average shares outstanding:
Basic	10,772	10,761
Diluted	10,794	10,778

Cash dividends declared per share	$ 0.10	$ 0.10

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011

Net Income	$ 1,020	$ 523
Other comprehensive income:
Amortization of actuarial gain	(9)	(51)
Adjustments to net periodic benefit cost	(9)	(51)

Comprehensive Income	$ 1,011	$ 472

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
(Unaudited)

	April 29, 2012	January 29, 2012
Assets
Current assets
Cash and cash equivalents	$ 47,978	$ 40,355
Trade accounts receivable, less allowance for doubtful accounts of $1,442 and $1,632 on each date, respectively	23,957	25,807
Inventories	30,524	34,136
Prepaid expenses and other current assets	3,389	4,194
Total current assets	105,848	104,492
Property, plant and equipment, net	23,268	21,669
Intangible assets	1,257	1,257
Cash surrender value of life insurance policies	16,814	16,217
Other assets	5,599	5,536
Total assets	$ 152,786	$ 149,171

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 13,415	$ 9,233
Accrued salaries, wages and benefits	2,656	3,855
Other accrued expenses	1,424	792
Accrued Dividends	1,079	1,078
Total current liabilities	18,574	14,958
Deferred compensation	7,127	7,100
Total liabilities	25,701	22,058

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,793 and 10,782 shares issued and outstanding on each date, respectively	17,302	17,262
Retained earnings	109,683	109,742
Accumulated other comprehensive income	100	109
Total shareholders' equity	127,085	127,113
Total liabilities and shareholders' equity	$ 152,786	$ 149,171

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 29, 2012	May 1, 2011
Cash flows from operating activities
Cash received from customers	$ 53,631	$ 56,963
Cash paid to suppliers and employees	(42,548)	(51,595)
Income taxes (paid) / received, net	(14)	204
Interest (paid) / received, net	(8)	23
Net cash provided by operating activities	11,061	5,595

Cash flows from investing activities
Purchase of property, plant and equipment	(2,211)	(969)
Proceeds received on notes issued for the sale of property, plant and equipment	9	6
Proceeds from the sale of property and equipment	30	3
Premiums paid on company-owned life insurance	(187)	(187)
Net cash used in investing activities	(2,359)	(1,147)

Cash flows from financing activities
Cash dividends paid	(1,079)	(1,078)
Net cash used in financing activities	(1,079)	(1,078)

Net increase in cash and cash equivalents	$ 7,623	$ 3,370
Cash and cash equivalents at the beginning of the period	40,355	16,623
Cash and cash equivalents at the end of the period	$ 47,978	$ 19,993

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 1,020	$ 523
Depreciation and amortization	595	632
Non-cash restricted stock awards and performance grants	58	(123)
Provision for doubtful accounts	160	187
Restructuring credit	--	(129)
Deferred income taxes	5	(312)
(Gain) on disposal of property	(13)	(3)
(Gain) on insurance policies	(126)	--
Changes in assets and liabilities:
Trade accounts receivable	1,690	(1,651)
Inventories	3,612	7,997
Prepaid expenses and other current assets	450	(330)
Trade accounts payable	4,182	(1,156)
Accrued salaries, wages, and benefits	(1,199)	(789)
Accrued income taxes	533	794
Other accrued expenses	100	(260)
Deferred compensation	(6)	215
Net cash provided by operating activties	$ 11,061	$ 5,595
CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Vice President, Chief Financial Officer
         Phone: (276) 632-2133, or
         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 454-7088